Exhibit 5.12

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10, including any amendments thereto (the “Registration Statement”), of Yamana Gold Inc. (“Yamana”), I, Guy Gagnon, Eng., hereby consent to the use of my name in connection with the references to the report entitled “NI 43-101 Technical Report, Canadian Malartic Mine, Québec, Canada” dated March 25, 2021 (the “Report”), to the use of my name in connection with the mineral reserve estimate for the Canadian Malartic Mine as at December 31, 2021 (the “Estimate”) and to the inclusion or incorporation by reference of references to the written disclosure of the Report, the Estimate and of extracts from or summaries thereof in the Registration Statement.

By:	/s/ Guy Gagnon

Name:	Guy Gagnon, Eng.

April 25, 2022